Exhibit T3B.126

Transfer of Ownership of Dunite Acquisitions, LLC

from and by

TVPEAT, Inc.

to

CBL & Associates Limited Partnership, New Sole Member and Managing Member

and

Assumption and Agreement of CBL & Associates Limited Partnership as

the New Sole Member and Managing Member

Recitals

1.

TVPEAT, Inc. is the sole member and managing member of Dunite Acquisitions, LLC, EIN 27-3336401, a Delaware limited liability company (the “Company”) and owner of all right, title and interest (including limited liability company interest) in and to the Company (the “Interest”).

2.

The Company is the owner of the property identified as a 49% limited partnership interest in Parkway Place Limited Partnership, an Alabama limited partnership which owns 100% of the membership interest of Parkway Place SPE, LLC, an Alabama limited liability company and a disregarded entity for income tax purposes, which company is the owner of the real property known as Parkway Place Mall in Huntsville, Alabama, more particularly described in Exhibit “A” attached hereto (the “Property”).

3.

In connection with a reverse like-kind exchange under IRC Sec. 1031 and Rev. Proc. 2000-37 (“Exchange”) for CBL & Associates Limited Partnership, a Delaware limited partnership, having an address of 2030 Hamiilton Place Boulevard, Suite 500, Chattanooga, TN 37421 (“Assignee”), TVPEAT, Inc., Assignee, and the Company are parties to that certain Qualified Exchange Accommodation Agreement (“QEAA”) and Assignee and the Company are parties to an Option Agreement containing certain option rights relating to the Property, which has been identified as Assignee’s replacement property in the Exchange.

4.

Assignee has tendered written notice of its intention to excise its option to acquire the Interest to complete the Exchange for the consideration set forth in the notice, and said notice has been accepted by TVPEAT, Inc. and the Company.

5.	Assignee desires to acquire ownership of the Company; and TVPEAT, Inc. desires to transfer such ownership to Assignee.

NOW, THEREFORE, for good and valuable consideration the receipt and adequacy whereof are hereby acknowledged, the parties do hereby agree that effective as of the date of this instrument (“Effective Date”) and notwithstanding any provision of the Limited Liability Company Agreement of the Company (the “Agreement”) to the contrary:

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(a) TVPEAT, Inc. hereby assigns and transfers the Interest to Assignee;

(b) Assignee hereby accepts and assumes the Interest from TVPEAT, Inc.;

(c) TVPEAT, Inc. hereby recedes and resigns its position as sole member and as managing member of the Company;

(d) Assignee hereby accepts and assumes the position of managing member of the Company;

(e) Contemporaneously with the assignment described above in paragraph (a), Assignee is admitted to the Company as a substitute member of the Company, agrees that it is bound by the Agreement and continues the Company without dissolution;

The parties hereto agree that the assignment of the Interest, the admission of Assignee as a substitute member of the Company and the resignation of TVPEAT, Inc., as a member and managing member of the Company shall not dissolve the Company and that the business of the Company shall continue without dissolution; and

TVPEAT, Inc. hereby represents and warrants:

(a) that it is the sole, exclusive, and lawful owner of the Interest;

(b) that it has the legal right, power and authority to execute and deliver this instrument;

(c) that it has made no prior transfer, sale, or assignment of all or any part of the Interest; and

(d) that no distributions of the earnings of the Company are owed to TVPEAT, Inc.

Assignee hereby represents and warrants:

(a) that it has the legal right, power and authority to execute and deliver this instrument;

(b) that it has received from Assignor copies of the certificate of formation and operating agreement and the tax identification number of the LLC; and

(c) that immediately following the Effective Date, Assignee will at its sole expense make all amendments to the operating agreement and other operating documents and make all filings that are necessary or appropriate under the laws of the State of

Delaware or any other state in which the Company operates or any other governmental authority in connection with the transfer of the Interest to Assignee and the change in the designation of the manager as referenced herein; and

(d) that Assignee shall be solely liable for and shall indemnify and hold TVPEAT, Inc. harmless from any and all liabilities of or relating to the Company, including but not limited to tax liabilities, to the extent such liabilities relate to the period commencing on the Effective Date. Assignee’s obligations to indemnify and hold harmless as set forth herein are in addition to the obligations to indemnify and hold harmless set forth in the QEAA.

The parties agree and acknowledge that Assignee is admitted by the Company as its sole member and managing member.

This Assignment and Assumption Agreement is governed by the laws of the State of Delaware.

Executed and delivered as a sealed instrument as of this 30th day of March, 2011.

TVPEAT, INC. A Massachusetts corporation

By:	/s/ Tobias Kleitman
Name:	Tobias Kleitman Hereunto duly authorized

The foregoing assignment and assumption are hereby agreed to:

ASSIGNEE: CBL & ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership By: CBL Holdings I, Inc., its sole general partner

By:	/s/ John N. Foy
Name:	John N. Foy
Its:	VICE CHAIRMAN Hereunto duly authorized

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